Exhibit 1.2

Share Administration Regulations

Chapter 1. General Provisions

(Purpose)

Article 1

Procedures for administration of equity shares and warrants issued by NKSJ Holdings, Inc. (“the Company”) and for the exercise of shareholder rights shall comply with the Company’s Articles of Incorporation in addition to the rules of the Japan Securities Depository Center, Inc. (JASDEC) or securities brokerages, banks, trust banks, or other institutions (collectively, “Custodial Institutions”) at which shareholders have opened transfer accounts.

(Stock Transfer Agent)

Article 2

The Company’s stock transfer agent and the place of business at which it provides shareholder registry services to the Company’s shareholders are as follows.

Stock transfer agent:

Daiko Clearing Services Corporation

2-4-6 Kitahama, Chuo-ku, Osaka 541-8583

Location at which stock transfer agent provides shareholder registry services to the Company’s shareholders:

Daiko Clearing Services Corporation, Tokyo Branch Office

14-9 Nihonbashi Kabuto-cho, Chuo-ku, Tokyo 103-0026

Chapter 2. Shareholder Registry

(Shareholder Registry)

Article 3

1. Revisions to information recorded in the Company’s shareholder register shall be made pursuant to General Shareholder Notifications and other JASDEC-issued notifications in compliance with applicable laws (excluding notifications prescribed in Article 154(3) of the Act Concerning Book-Entry Transfer of Corporate Bonds and Other Securities (the “Transfer Act”), which are hereinafter referred to as “Individual Shareholder Notifications”).

2. Notwithstanding the provisions of the immediately preceding paragraph, information recorded in the Company’s shareholder register may be revised in the absence of JASDEC-issued notification if the Company issues new shares or when such revisions are legally mandated.

3. Information recorded in the Company’s shareholder register shall be inputted using characters and symbols designated by JASDEC.

(Warrantholder Registry)

Article 4

1. Requests and notifications regarding information entries in the Company’s warrantholder register and other matters thereto shall be submitted to the Company’s stock transfer agent.

2. In addition to these Regulations, the Company may prescribe separate regulations regarding administration of equity warrants.

(Notifications Pertaining to Shareholder Register Entries)

Article 5

1. Persons and other entities to be registered in the Company’s shareholder register (“Shareholders”) shall notify the Company of their name, address, and other requisite particulars, and any subsequent changes thereof, through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

2. Notifications from Shareholders submitted to the Company via JASDEC or a Custodial Institution shall be deemed notifications submitted directly by the Shareholders themselves.

3. Notwithstanding the provisions of Paragraph 1 immediately above, notifications from Shareholders not submitted via JASDEC or a Custodial Institution shall be submitted to the Company’s stock transfer agent on a form prescribed by the Company.

(Corporate Shareholders’ Representatives)

Article 6

Corporate Shareholders shall designate one representative and notify the Company of the representative and any subsequent changes thereof through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Joint Shareholders’ Representatives)

Article 7

Shareholders that jointly own shares in the Company shall designate one representative and notify the Company of the representative’s name and address, and any subsequent changes thereof, through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Legal Representatives)

Article 8

Shareholders’ legal representatives (e.g., parents or guardians of minors, guardians of legally incompetent individuals) shall notify the Company of their name and address, and any subsequent changes thereof or termination of their status as legal representative, through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Notification of Nonresident Shareholders’ Local Mailing Addresses)

Article 9

Shareholders domiciled in foreign countries shall appoint a standing proxy, or arrange a mailing address, in Japan and notify the Company of that mailing address or standing proxy’s name and address, and any subsequent changes or terminations thereof, through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Warrantholder Notifications)

Article 10

Articles 5 through 9 above regarding Shareholder notifications and notification procedures apply mutatis mutandis to the persons and entities registered in the Company’s warrantholder register, except that the Company’s stock transfer agent is the recipient of notifications from warrantholders to the Company unless the Company has expressly provided otherwise according to Paragraph 2 of Article 4 above.

Chapter 3. Shareholder Identification

(Shareholder Identification)

Article 11

1. When Shareholders (including Shareholders that have made Individual Shareholder Notifications) submit a request to the Company or otherwise seek to exercise their shareholder rights (collectively, such actions are referred to as “Requests”), they shall provide accompanying or separately submitted authentication that they themselves made the Request (that authentication is hereinafter referred to as “Substantiating Documentation”) unless the Request’s authenticity is verifiable by the Company without Substantiating Documentation.

2. When Shareholders or their proxies (as defined in Paragraph 3 immediately below) submit Requests to the Company through JASDEC or a Custodial Institution, the Requests are deemed submitted by the Shareholders or proxies themselves. In such cases, the Shareholders or proxies need not submit Substantiating Documentation or authentication that the power of attorney authorizing the proxy as prescribed in Paragraph 3 immediately below was in fact executed by the Shareholder. However, the Company may request Substantiating Documentation if it deems authentication to be necessary.

3. When proxies submit Requests on behalf of Shareholders, the Request shall be accompanied by a power of attorney signed or sealed by the Shareholder and authentication that the power of attorney was in fact executed by the Shareholder. The power-of-attorney document must contain the proxy’s name and address.

4. Requests submitted by Proxies authorized pursuant to Paragraph 3 immediately above shall be accompanied by authentication that the proxy is in fact authorized by the Shareholder to act on the Shareholder’s behalf. However, such authentication is not required in the case of Requests submitted through JASDEC or a Custodial Institution, unless the Company specifically deems otherwise.

Chapter 4. Procedures for Exercise of Shareholder Rights

(Minority Shareholder Rights)

Article 12

When Shareholders directly exercise minority Shareholder rights vis-à-vis the Company pursuant to the provisions of Article 147(4) of the Transfer Act, they shall do so by means of a signed or sealed written instrument after submitting an Individual Shareholder Notification.

(Publication of Shareholder General Meeting Reference Materials for Shareholder-Proposed Resolutions)

Article 13

When a Shareholder has exercised the right to propose a resolution to be placed on the agenda of a shareholder general meeting pursuant to Article 12 above, the Company may publish an abridged summary of the resolution in its shareholder general meeting reference materials if the resolutions’ text exceeds the following character counts.

(1)	Explanation of reason for proposing resolution 400 characters per resolution

(2)	Matters regarding appointment of a director, corporate auditor, or accounting auditor 400 characters per candidate

(Repurchase Procedure for Odd-Lot Shareholdings)

Article 14

Shareholders that wish to have the Company repurchase an odd lot of shares (i.e., a quantity of shares smaller than a full trading unit) shall submit a request to the Company through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Determination of Repurchase Price)

Article 15

For shares repurchased by the Company pursuant to Article 14 above, the repurchase price per share shall be the closing price of the Company’s stock on the Tokyo Stock Exchange on the date on which the repurchase request was delivered to the place of business at which the stock transfer agent provides shareholder registry services to the Company’s Shareholders. However, if said delivery date coincides with a Tokyo Stock Exchange trading holiday or a day on which no trades in the Company’s stock were executed on the Tokyo Stock Exchange, the repurchase price per share shall be set at the execution price of the first subsequent trade in the Company’s stock on the Tokyo Stock Exchange.

2. The total repurchase price of odd-lot shareholdings shall be equivalent to the repurchase price per share specified in the immediately preceding paragraph multiplied by the number of shares requested to be repurchased.

(Payment of Repurchase Price)

Article 16

1. Unless the Company has separately provided otherwise, it shall pay the total repurchase price to Shareholders from which it has repurchased odd-lot shares on the fourth business day from the date on which the repurchase price was set, not counting said pricing date as one of the four business days.

2. Shareholders requesting that the Company repurchase their odd-lot shares may request that the Company pay the total repurchase price by an electronic funds transfer to their designated bank account or in the form of a cash payment voucher redeemable at Japan Post Bank.

(Transfers of Repurchased Shares)

Article 17

Odd-lot shares repurchased at the request of a Shareholder shall be transferred to the Company’s transfer account on the date that payment of the repurchase price or other payment procedure is completed pursuant to Article 16 above.

(Procedure for Odd-Lot Shareholder Requests to Purchase Additional Shares)

Article 18

Odd-lot Shareholders that wish to purchase additional shares in a quantity that equates to a full trading unit when added to their existing odd-lot shares shall submit a request to do so (“Purchase Request”) to the Company through JASDEC or a Custodial Institution in the manner prescribed by JASDEC.

(Purchase Requests in Excess of Treasury Stock Holdings)

Article 19

If the Purchase Requests received on any single day are requesting an aggregate quantity of shares that exceeds the Company’s available treasury stock holdings, none of the Purchase Requests received on that day shall take effect.

(Purchase Requests’ Effective Date)

Article 20

Purchase Requests shall take effect on the date on which they are delivered to the place of business at which the stock transfer agent provides shareholder registry services to the Company’s Shareholders.

(Determination of Purchase Price)

Article 21

1. The purchase price per share of shares purchased pursuant to a Purchase Request shall be the closing price of the Company’s stock on the Tokyo Stock Exchange on the Purchase Request’s effective date. However, if said effective date coincides with a Tokyo Stock Exchange trading holiday or a day on which no trades in the Company’s stock were executed on the Tokyo Stock Exchange, the purchase price per share will be set at the execution price of the first subsequent trade in the Company’s stock on the Tokyo Stock Exchange.

2. The total purchase price of shares purchased pursuant to a Purchase Request is equivalent to the purchase price per share specified in the immediately preceding paragraph multiplied by the number of shares requested to be purchased.

(Transfers of Purchased Shares)

Article 22

Shareholders requesting to purchase shares pursuant to a Purchase Request shall request that the purchased shares be transferred to the Shareholder’s transfer account on the date of confirmation of receipt of the total purchase price in the Company’s designated bank account.

(Suspension of Purchase Request Intake)

Article 23

The Company shall suspend acceptance of Purchase Requests for 10 business days before and inclusive of the following dates every year.

(1)	March 31

(2)	September 30

(3)	Other dates designated by JASDEC as Shareholder record dates (i.e., Shareholder record dates stipulated in Article 144 of JASDEC’s Business Regulations regarding transfers of securities)

2. Notwithstanding the provisions of the immediately preceding paragraph, the Company may otherwise suspend acceptance of Purchase Requests when it deems this necessary.

Chapter 5. Exceptions for Special Accounts

(Exceptions for Special Accounts)

Article 24

Identification of Shareholders that have opened special accounts and other procedures pertaining to special accounts shall be conducted in the manner prescribed by JASDEC and the special account’s custodial institution.

Chapter 6. Fees

(Fees)

Article 25

1. The Company shall not charge any fees for administration of its shares.

2. Shareholders shall be responsible for paying any fees charged to them by JASDEC or Custodial Institutions.

Chapter 7. Requests for General Shareholder Notifications

(Requests for General Shareholder Notifications by the Company)

Article 26

The Company may request that JASDEC issue notification to all of its Shareholders under the following circumstances and whenever else it has legitimate reason to do so.

(1)	When it is required to notify Shareholders pursuant to law, its Articles of Incorporation, the regulations of a stock exchange on which its shares are listed, or other applicable regulations (collectively hereinafter referred to as “Applicable Laws and Regulations”)

(2)	When it is required by Applicable Laws and Regulations to publish information regarding Shareholders, or provide such information to government authorities or a financial instrument exchange

(3)	When it plans to implement a Shareholder perquisite program or otherwise take action for the common benefit of its Shareholders

(4)	When it is required to notify its Shareholders to avert delisting of its shares, license revocation, or other event likely detrimental to itself or its Shareholders

(5)	When it decides that it must notify its Shareholders as of a given date specified by its Board of Directors

(6)	When it decides that it is advisable to ensure that its Shareholder register accurately reflects the status of its Shareholders’ shareholdings as of a given date specified by its Board of Directors

(7)	When it decides to poll its Shareholders on a given matter

(Exercise of the Company’s Right to Request Information)

Article 27

The Company may request information from JASDEC or Custodial Institutions pursuant to Article 277 of the Transfer Act under the following circumstances and whenever else it has legitimate reason to do so.

(1)	When it has obtained Shareholder consent to do so

(2)	When it must do so to verify whether a self-professed shareholder is in fact a Shareholder

(3)	When it must do so to ascertain whether a Shareholder is eligible to exercise a shareholder right

(4)	When it must do so to publish information regarding Shareholders, or provide such information to government authorities or a financial instrument exchange pursuant to Applicable Laws and Regulations

(5)	When it must do so to avert delisting of its shares, license revocation, or other event likely detrimental to itself or its Shareholders

(6)	When it has become aware that a party intends to assert a claim as a Shareholder

(7)	When it must do so to sell a Shareholder’s shareholdings pursuant to Article 197(1) of the Companies Act

(8)	When it decides that it must verify the accuracy of information contained in a Large Shareholding Report or report of a change thereof.

Chapter 8. Miscellaneous

(Amendment or Abolishment of Regulations)

Article 28

These Regulations may be amended or abolished only by a resolution of the Company’s Board of Directors.

Supplemental Provisions

(Effective Date)

Article 1

These Regulations shall take effect from April 1, 2010.